Exhibit 99.2

KULICKE AND SOFFA INDUSTRIES, INC.

2006 EQUITY PLAN

Performance Share Award Agreement

This Performance Share Award Agreement (the “Agreement”) dated as of October 2, 2007 is a grant by Kulicke and Soffa Industries, Inc. (the “Company”) of Performance Shares to              (the “Participant”) pursuant to the Kulicke and Soffa Industries, Inc. 2006 Equity Plan (the “Plan”).

WHEREAS, pursuant to the provisions of the Plan, the Committee has authorized the grant to the Participant of Performance Shares in accordance with the terms and conditions of this Agreement; and

WHEREAS, the Company, by making the grant described in the Agreement, and the Participant, by accepting such grant, desire for this Agreement to evidence and confirm the grant of such Performance Shares on the terms and conditions set forth herein.

NOW, THEREFORE, the Participant and the Company agree as follows:

1. Grant.    The Company hereby grants to the Participant, subject to the terms and conditions set forth herein and in the Plan, an Award of              Performance Shares. Upon fulfillment of the requirements set forth below, the Participant shall have the right to receive one share of Common Stock of the Company for each earned Performance Share.

2. Performance Vesting Requirement.    The performance period for this Award shall commence on October 1, 2007 and shall end on September 30, 2010. The Award shall be subject to performance vesting requirements based upon the achievement of the Performance Goals as set forth in Appendix A to this Agreement.

3. Service Vesting Requirement.    Entitlement to the Award is also subject to the Participant remaining continuously employed through the last day of the performance period. Notwithstanding the foregoing, if the Participant terminates employment during the performance period due to Retirement, Disability or death, the Participant (or in the event of death, the Participant’s beneficiary) shall be entitled to a pro-rata portion (based on the Participant’s full months of employment during the performance period) of the Award the Participant would otherwise have earned based on the actual achievement of the Performance Goals as determined at the end of the performance period had he or she remained employed to the end of the performance period.

4. Payment of Earned Performance Shares.    For each earned Performance Share, one share of Common Stock of the Company shall be delivered to the Participant as soon as administratively practicable following the end of the performance cycle, but no later than the fifteenth day of the third month following the end of the calendar year in which such performance cycle ends.

5. Adjustment in Capitalization.    The number of Performance Shares subject to this Award shall be proportionately adjusted, in the manner the Committee deems equitable, to reflect any stock dividend, stock split, or similar change in the capitalization of the Company that affects the Common Stock in order to preserve, or to prevent the enlargement of, the benefits or potential benefits intended to be made available under this Award, provided, however, that, unless the Committee determines otherwise, the number of Performance Shares subject to this Award shall always be a whole number.

6. Certain Corporate Transactions.    In the event of a corporate transaction (as, for example, a merger, consolidation, acquisition of property or stock, separation, reorganization, or liquidation), each outstanding Award shall be assumed by the surviving or successor entity; provided, however, that in the event of a proposed corporate transaction, the Committee may terminate all or a portion of any outstanding Award, if it determines that such termination is in the best interests of the Company.

If the Participant will, following the corporate transaction, be employed by or otherwise providing services to an entity which is a surviving or acquiring entity in such transaction or an affiliate of such an entity, the Committee may, in lieu of the action described above with respect to outstanding Awards, arrange to have such surviving or acquiring entity or affiliate grant to the Participant a replacement award which, in the judgment of the Committee, is substantially equivalent to the Award.

7. Change in Control.    Notwithstanding any other provisions of this Agreement, in the event a Change in Control (as defined in the Plan) occurs, Performance Shares covered by the Award not previously forfeited shall become fully vested and the shares of Common Stock attributable to such Performance Shares shall be delivered to the Participant.

8. Restrictions on Transfer.    Performance Shares may not be sold, assigned, hypothecated, pledged or otherwise transferred or encumbered in any manner except by will or the laws of descent and distribution.

9. No Rights as a Shareholder.    Until shares of Common Stock are delivered, if at all, in satisfaction of the Company’s obligations under this Award, in the time and manner specified above, the Participant shall have no rights as a shareholder.

10. No Right to Continued Employment.    Neither the Participant’s acceptance of the grant described in this Agreement, the delivery of this Agreement nor the granting of the Award shall constitute or be evidence of any agreement or understanding, express or implied, on the part of the Company or any of its Related Corporations to employ or continue the employment of the Participant for any period.

11. Governing Law.    The Award and the legal relations between the parties shall be governed by the applicable provisions of the Internal Revenue Code of 1986, as amended and otherwise in accordance with the laws of the Commonwealth of Pennsylvania (without reference to the principles of conflicts of law).

12. Acceptance by Participant.    The Participant shall evidence his or her acceptance of this Agreement pursuant to an electronic method of acceptance established by the Committee. The Participant’s acceptance pursuant to this Section 12 is required for the grant under this Agreement to become effective.

13. Binding Effect; Benefits.    This Agreement shall be binding upon and inure to the benefit of the Company and the Participant and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended or shall be construed to give any person other than the Company or the Participant or their respective successors or assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.

14. Amendment.    This Agreement may not be altered, modified or amended except by a written instrument signed by the Company and the Participant.

15. Sections and Other Headings.    The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the Company, by its duly authorized officer, has executed this Agreement as of the day and year first above written.

KULICKE AND SOFFA INDUSTRIES, INC.

By:	/s/ Michael G. Lutz
Title:	Chief Human Resources Officer